Exhibit 99.6

CONSENT OF JAEYOUNG SHIN

In connection with the filing by D. Boral ARC Merger Corporation of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of D. Boral ARC Merger Corporation in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: June 1, 2026

/s/ Jaeyoung Shin

Jaeyoung Shin